Exhibit 23.3b

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
NovaStar Financial, Inc.:

We consent to the incorporation by reference of our report dated February 9, 2001, relating to the consolidated balance sheet of NovaStar Financial, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2000 and 1999, which report appears in the December 31, 2001 Annual Report on Form 10-K of NovaStar Financial, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG LLP

KPMG LLP

Kansas City, Missouri
November 19, 2002